Exhibit 99.01

NEWS RELEASE

Tamara Burnett
Amy Robertson
McGrath/Power Public Relations
408-727-0351
tamarab@mcgrathpower.com
amyr@mcgrathpower.com

PUMATECH RECEIVES DE-LISTING NOTICE FROM NASDAQ FOR FAILING TO
MEET MINIMUM $1.00 BID PRICE REQUIREMENT

•	Pumatech Files Appeal For Hearing With Nasdaq Listing Qualifications Panel

SAN JOSE, Calif. (09/13/02)—Pumatech, Inc. (NASDAQ: PUMA), the leading provider of synchronization software and services, today announced that it has received a notice from the Nasdaq National Market stating its intent to de-list Pumatech’s common stock for failure to maintain compliance with the $1.00 minimum bid price requirement of Nasdaq Marketplace Rule 4450(a)(5). Pumatech has appealed the decision, and the de-listing has been delayed pending a hearing before the Nasdaq Qualifications Panel. The hearing date has not yet been scheduled.

The Company is currently evaluating various alternatives to present to the Nasdaq Listing Qualifications Panel, including a reverse stock split. The Nasdaq staff also indicated that Pumatech currently qualifies to have its securities transferred to the Nasdaq SmallCap Market. The Company’s Board of Directors has approved implementing one or more reverse stock splits, and if approved by stockholders at the Company’s annual stockholder meeting on Dec. 6, 2002, the Company believes that the stock split could result in Pumatech regaining compliance with Nasdaq’s minimum bid requirement.

“Pumatech intends to take all necessary steps to address the potential de-listing of its securities from Nasdaq,” said Woodson (Woody) Hobbs, Pumatech president and CEO. “We have made significant progress in cutting our operating costs and focusing on our core products during the past six months, and continue to believe in the fundamental strength of our business.”

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout an enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Siebel, Oracle, Yahoo!, NTT DoCoMo, Boeing, CNET and General Motors. The Company has headquarters in Silicon Valley, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The statements concerning Pumatech’s ability to comply with Nasdaq listing requirements contained in this press release are forward-looking statements that are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, risks relating to possible product defects and product liability, continued acceptance of Pumatech’s products, increased levels of competition, technological changes, dependence on intellectual property rights and other risks detailed from time to time in Pumatech’s periodic reports filed with the United States Securities and Exchange Commission and other regulatory authorities.

Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other company and product names may be trademarks of their respective owners.

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